The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion dated October 21, 2025

PRICING SUPPLEMENT
Filed Pursuant to Rule 424(b)(2)
Registration Statement Nos. 333-270004 and 333-270004-01
Dated October      , 2025

JPMorgan Chase Financial Company LLC Buffer GEARS

Linked to the lesser performing of the SPDR® Gold Trust and the SPDR® S&P 500® ETF Trust due on or about November 3, 2027

Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

Investment Description

Buffer GEARS (Growth Enhanced Asset Return Securities), which we refer to as the “Securities,” are unsecured and unsubordinated debt securities issued by JPMorgan Chase Financial Company LLC (“JPMorgan Financial”), the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co., with a return linked to the lesser performing of the SPDR® Gold Trust and the SPDR® S&P 500® ETF Trust (each, an “Underlying” and together, the “Underlyings”). If the Underlying Return of each Underlying is positive, JPMorgan Financial will repay your principal amount at maturity plus pay a return equal to the Underlying Return of the Underlying with the lower Underlying Return (the “Lesser Performing Underlying”) times the Upside Gearing, which will be finalized on the Trade Date and provided in the pricing supplement and is expected to be between 1.85 and 2.00. If the Underlying Return of either Underlying is zero or negative but the Final Value of each Underlying is greater than or equal to its Downside Threshold (85% of its Initial Value), JPMorgan Financial will repay your principal amount at maturity. However, if the Underlying Return of either Underlying is negative and the Final Value of either Underlying is less than its Downside Threshold, JPMorgan Financial will repay less than your principal amount at maturity, resulting in a loss of 1% of your principal amount for every 1% that the Lesser Performing Underlying has declined by more than the Buffer. The closing price of one share of each Underlying is subject to adjustments in the case of certain events described in the accompanying product supplement under “The Underlyings — Funds — Anti-Dilution Adjustments.” Investing in the Securities involves significant risks. You may lose up to 85% of your principal amount. You will not receive dividends or other distributions paid on any stocks held by the SPDR® S&P 500® ETF Trust, and the Securities will not pay interest. The downside market exposure to the Underlyings is buffered only if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of JPMorgan Financial, as issuer of the Securities, and the creditworthiness of JPMorgan Chase & Co., as guarantor of the Securities. If JPMorgan Financial and JPMorgan Chase & Co. were to default on their payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

Features
❑	Enhanced Growth Potential — At maturity, the Upside Gearing feature will provide leveraged exposure to any positive performance of the Lesser Performing Underlying. If the Lesser Performing Underlying Return is negative, investors may be exposed to the negative Lesser Performing Underlying Return at maturity, subject to the Buffer.
❑	Buffered Downside Market Exposure — If the Underlying Return of either Underlying is zero or negative but the Final Value of each Underlying is greater than or equal to its Downside Threshold, JPMorgan Financial will repay your principal amount at maturity. However, if the Underlying Return of either Underlying is negative and the Final Value of either Underlying is less than its Downside Threshold, JPMorgan Financial will repay less than your principal amount at maturity, resulting in a loss of 1% of your principal amount for every 1% that the Lesser Performing Underlying has declined by more than the Buffer. You may lose up to 85% of your principal amount. The downside market exposure to the Underlying is subject to the Buffer only if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of JPMorgan Financial and JPMorgan Chase & Co.
Key Dates
Trade Date[1]	October 29, 2025
Original Issue Date (Settlement Date)[1]	October 31, 2025
Final Valuation Date[2]	October 29, 2027
Maturity Date[2]	November 3, 2027
1	Expected. In the event that we make any change to the expected Trade Date and Settlement Date, the Final Valuation Date and/or the Maturity Date will be changed so that the stated term of the Securities remains the same.
2	Subject to postponement in the event of a market disruption event and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to Multiple Underlyings” and “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement

THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. JPMORGAN FINANCIAL IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE SECURITIES AT MATURITY, AND THE SECURITIES MAY HAVE DOWNSIDE MARKET RISK SIMILAR TO THE LESSER PERFORMING UNDERLYING, SUBJECT TO THE BUFFER. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF JPMORGAN FINANCIAL FULLY AND UNCONDITIONALLY GUARANTEED BY JPMORGAN CHASE & CO. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 6 OF THIS PRICING SUPPLEMENT, UNDER “RISK FACTORS” BEGINNING ON PAGE S-2 OF THE ACCOMPANYING PROSPECTUS SUPPLEMENT, IN ANNEX A TO THE ACCOMPANYING PROSPECTUS ADDENDUM AND UNDER “RISK FACTORS” BEGINNING ON PAGE PS-12 OF THE ACCOMPANYING PRODUCT SUPPLEMENT BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE UP TO 85% OF YOUR INITIAL INVESTMENT IN THE SECURITIES. THE SECURITIES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE.

Security Offering

We are offering Buffer GEARS linked to the lesser performing of the SPDR® Gold Trust and the SPDR® S&P 500® ETF Trust. The Securities are offered at a minimum investment of $1,000 in denominations of $10 and integral multiples thereof. The Upside Gearing and Initial Value of each Underlying will be finalized on the Trade Date and provided in the pricing supplement. The actual Upside Gearing will not be less than the bottom of the range listed below, but you should be willing to invest in the Securities if the Upside Gearing were set equal to the bottom of that range.

Underlying	Upside Gearing	Initial Value	Downside Threshold	Buffer	CUSIP	ISIN
SPDR® Gold Trust (Bloomberg ticker: GLD)	1.85 to 2.00	•	85% of the Initial Value		48134K541	US48134K5415
SPDR® S&P 500® ETF Trust (Bloomberg ticker: SPY)		•	85% of the Initial Value	15%

See “Additional Information about JPMorgan Financial, JPMorgan Chase & Co. and the Securities” in this pricing supplement. The Securities will have the terms specified in the prospectus and the prospectus supplement, each dated April 13, 2023, the prospectus addendum dated June 3, 2024, product supplement no. UBS-1-I dated April 13, 2023, underlying supplement no. 1-I dated April 13, 2023 and this pricing supplement. The terms of the Securities as set forth in this pricing supplement, to the extent they differ or conflict with those set forth in the accompanying product supplement, will supersede the terms set forth in that product supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying prospectus, the accompanying prospectus supplement, the accompanying prospectus addendum, the accompanying product supplement and the accompanying underlying supplement. Any representation to the contrary is a criminal offense.

	Price to Public[1]		Fees and Commissions[2]		Proceeds to Issuer
Offering of Securities	Total	Per Security	Total	Per Security	Total	Per Security
Securities Linked to the lesser performing of the SPDR® Gold Trust and the SPDR® S&P 500® ETF Trust		$10.00		$0.20		$9.80

1	See “Supplemental Use of Proceeds” in this pricing supplement for information about the components of the price to public of the Securities.
2	UBS Financial Services Inc., which we refer to as UBS, will receive selling commissions from us that will not exceed $0.20 per $10.00 principal amount Security. See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement, as supplemented by “Supplemental Plan of Distribution” in this pricing supplement.

If the Securities priced today and assuming an Upside Gearing equal to the middle of the range listed above, the estimated value of the Securities would be approximately $9.672 per $10 principal amount Security. The estimated value of the Securities, when the terms of the Securities are set, will be provided in the pricing supplement and will not be less than $9.30 per $10 principal amount Security. See “The Estimated Value of the Securities” in this pricing supplement for additional information.

The Securities are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

UBS Financial Services Inc.

Additional Information about JPMorgan Financial, JPMorgan Chase & Co. and the Securities

You may revoke your offer to purchase the Securities at any time prior to the time at which we accept such offer by notifying the agent. We reserve the right to change the terms of, or reject any offer to purchase, the Securities prior to their issuance. In the event of any changes to the terms of the Securities, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes, in which case we may reject your offer to purchase.

You should read this pricing supplement together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement relating to our Series A medium-term notes of which these Securities are a part, the accompanying prospectus addendum and the more detailed information contained in the accompanying product supplement and the accompanying underlying supplement. This pricing supplement, together with the documents listed below, contains the terms of the Securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in the “Risk Factors” sections of the accompanying prospectus supplement and the accompanying product supplement and in Annex A to the accompanying prospectus addendum, as the Securities involve risks not associated with conventional debt securities.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

t	Product supplement no. UBS-1-I dated April 13, 2023: http://www.sec.gov/Archives/edgar/data/19617/000121390023029549/ea152816_424b2.pdf
t	Underlying supplement no. 1-I dated April 13, 2023: http://www.sec.gov/Archives/edgar/data/19617/000121390023029543/ea151873_424b2.pdf
t	Prospectus supplement and prospectus, each dated April 13, 2023: http://www.sec.gov/Archives/edgar/data/19617/000095010323005751/crt_dp192097-424b2.pdf
t	Prospectus addendum dated June 3, 2024: http://www.sec.gov/Archives/edgar/data/1665650/000095010324007599/dp211753_424b3.htm

Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.’s CIK is 19617. As used in this pricing supplement, the “Issuer,” “JPMorgan Financial,” “we,” “us” and “our” refer to JPMorgan Chase Financial Company LLC.

Supplemental Terms of the Securities

For purposes of the accompanying product supplement, each of the SPDR® Gold Trust and the SPDR® S&P 500® ETF Trust is a “Fund.”

The Securities are not commodity futures contracts or swaps and are not regulated under the Commodity Exchange Act of 1936, as amended (the “Commodity Exchange Act”).  The Securities are offered pursuant to an exemption from regulation under the Commodity Exchange Act, commonly known as the hybrid instrument exemption, that is available to securities that have one or more payments indexed to the value, level or rate of one or more commodities, as set out in section 2(f) of that statute. Accordingly, you are not afforded any protection provided by the Commodity Exchange Act or any regulation promulgated by the Commodity Futures Trading Commission.

Any values of the Underlyings, and any values derived therefrom, included in this pricing supplement may be corrected, in the event of manifest error or inconsistency, by amendment of this pricing supplement and the corresponding terms of the Securities. Notwithstanding anything to the contrary in the indenture governing the Securities, that amendment will become effective without consent of the holders of the Securities or any other party.

Investor Suitability

The Securities may be suitable for you if, among other considerations:

t     You fully understand the risks inherent in an investment in the Securities, including the risk of loss of up to 85% of your principal amount.

t     You can tolerate a loss of a substantial portion of your investment and are willing to make an investment that may have similar downside market risk as a hypothetical investment in the Lesser Performing Underlying, subject to the Buffer.

t     You are willing to accept the individual market risk of each Underlying and understand that any decline in the price of one share of one Underlying will not be offset or mitigated by a lesser decline or any potential increase in the price of one share of the other Underlying.

t     You believe that the price of one share of each Underlying will increase over the term of the Securities.

t     You would be willing to invest in the Securities if the Upside Gearing were set equal to the bottom of the range indicated on the cover hereof (the actual Upside Gearing will be finalized on the Trade Date and provided in the pricing supplement and will not be less than the bottom of the range indicated on the cover hereof).

t     You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside price fluctuations of the Underlyings.

t     You do not seek current income from your investment and are willing to forgo dividends paid on the SPDR® S&P 500® ETF Trust.

t     You are willing and able to hold the Securities to maturity.

t     You accept that there may be little or no secondary market for the Securities and that any secondary market will depend in large part on the price, if any, at which J.P. Morgan Securities LLC, which we refer to as JPMS, is willing to trade the Securities.

t     You understand and accept the risks associated with the Underlyings.

t     You are willing to assume the credit risks of JPMorgan Financial and JPMorgan Chase & Co. for all payments under the Securities, and understand that if JPMorgan Financial and JPMorgan Chase & Co. default on their obligations, you may not receive any amounts due to you including any repayment of principal.

The Securities may not be suitable for you if, among other considerations:

t     You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of up to 85% of your principal amount.

t     You require an investment designed to provide a full return of principal at maturity.

t     You cannot tolerate a loss of a substantial portion of your investment, or you are not willing to make an investment that may have similar downside market risk as a hypothetical investment in the Lesser Performing Underlying, subject to the Buffer.

t     You are unwilling to accept the individual market risk of each Underlying or do not understand that any decline in the price of one share of one Underlying will not be offset or mitigated by a lesser decline or any potential increase in the price of one share of the other Underlying.

t     You believe that the price of one share of either Underlying will decline over the term of the Securities and is likely to close below its Downside Threshold on the Final Valuation Date.

t     You would be unwilling to invest in the Securities if the Upside Gearing were set equal to the bottom of the range indicated on the cover hereof (the actual Upside Gearing will be finalized on the Trade Date and provided in the pricing supplement and will not be less than the bottom of the range indicated on the cover hereof).

t     You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside price fluctuations of the Underlyings.

t     You seek current income from your investment or prefer not to forgo dividends paid on the SPDR® S&P 500® ETF Trust.

t     You are unwilling or unable to hold the Securities to maturity or seek an investment for which there will be an active secondary market.

t     You do not understand or accept the risks associated with the Underlyings.

t     You are not willing to assume the credit risks of JPMorgan Financial and JPMorgan Chase & Co. for all payments under the Securities, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisers have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review carefully the “Key Risks” section of this pricing supplement, the “Risk Factors” sections of the accompanying prospectus supplement and the accompanying product supplement and Annex A to the accompanying prospectus addendum for risks related to an investment in the Securities. For more information on the Underlyings, please see the sections titled “The SPDR® Gold Trust “ and “The SPDR® S&P 500® ETF Trust” below.

Indicative Terms
Issuer:	JPMorgan Chase Financial Company LLC, a direct, wholly owned finance subsidiary of JPMorgan Chase & Co.
Guarantor:	JPMorgan Chase & Co.
Issue Price:	$10.00 per Security (subject to a minimum purchase of 100 Securities or $1,000)
Principal Amount:	$10.00 per Security. The payment at maturity will be based on the principal amount.
Underlyings:	SPDR® Gold Trust SPDR® S&P 500® ETF Trust
Term[1]:	Approximately 2 years
Payment at Maturity (per $10 principal amount Security):

If the Underlying Return of each Underlying is positive, JPMorgan Financial will pay you a cash payment at maturity per $10 principal amount Security equal to:

$10.00 + ($10.00 × Lesser Performing Underlying Return × Upside Gearing)

If the Underlying Return of either Underlying is zero or negative but the Final Value of each Underlying is greater than or equal to its Downside Threshold, JPMorgan Financial will pay you a cash payment at maturity of $10.00 per $10 principal amount Security.

If the Underlying Return of either Underlying is negative and the Final Value of either Underlying is less than its Downside Threshold, JPMorgan Financial will pay you a cash payment at maturity per $10 principal amount Security equal to:

$10.00 + [$10.00 × (Lesser Performing Underlying Return + Buffer)]

In this scenario, you will lose 1% of your principal amount for every 1% that the Lesser Performing Underlying has declined by more than the Buffer. You may lose up to 85% of your principal amount.

Underlying Return:	With respect to each Underlying: (Final Value – Initial Value) Initial Value
Lesser Performing Underlying:	The Underlying with the lower Underlying Return
Lesser Performing Underlying Return:	The lower of the Underlying Returns of the Underlyings
Upside Gearing:	1.85 to 2.00. The actual Upside Gearing will be finalized on the Trade Date and provided in the pricing supplement and will not be less than 1.85.
Initial Value:	With respect to each Underlying, the closing price of one share of that Underlying on the Trade Date
Final Value:	With respect to each Underlying, the closing price[2] of one share of that Underlying on the Final Valuation Date
Downside Threshold:	With respect to each Underlying, a percentage of the Initial Value of that Underlying, as specified on the cover of this pricing supplement
Buffer:	15%, if held to maturity
Share Adjustment Factor[2]:	With respect to each Underlying, the Share Adjustment Factor is referenced in determining the closing price of one share of that Underlying. The Share Adjustment Factor of each Underlying is set initially at 1.0 on the Trade Date.

1 See footnote 1 under “Key Dates” on the front cover.

2 The closing price and the Share Adjustment Factor of each Underlying are subject to adjustments in the case of certain events described in the accompanying product supplement under “The Underlyings — Funds — Anti-Dilution Adjustments.”

Investment Timeline
Trade Date	The closing price of one share of each Underlying (Initial Value) is observed. The Downside Threshold of each Underlying and the Upside Gearing are determined.

Maturity Date

The Final Value of the Lesser Performing Underlying and the Lesser Performing Underlying Return are determined.

If the Underlying Return of each Underlying is positive, JPMorgan Financial will pay you a cash payment at maturity per $10 principal amount Security equal to:

$10.00 + ($10.00 × Lesser Performing Underlying Return × Upside Gearing)

If the Underlying Return of either Underlying is zero or negative but the Final Value of each Underlying is greater than or equal to its Downside Threshold, JPMorgan Financial will pay you a cash payment at maturity of $10.00 per $10 principal amount Security.

If the Underlying Return of either Underlying is negative and the Final Value of either Underlying is less than its Downside Threshold, JPMorgan Financial will pay you a cash payment at maturity per $10 principal amount Security equal to:

$10.00 + [$10.00 × (Lesser Performing Underlying Return + Buffer)]

Under these circumstances, you may lose up to 85% of your principal amount.

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE UP TO 85% OF YOUR PRINCIPAL AMOUNT. YOU WILL BE EXPOSED TO THE MARKET RISK OF EACH UNDERLYING AND ANY DECLINE IN THE PRICE OF ONE SHARE OF ONE UNDERLYING MAY NEGATIVELY AFFECT YOUR RETURN AND WILL NOT BE OFFSET OR MITIGATED BY A LESSER DECLINE OR ANY POTENTIAL INCREASE IN THE PRICE OF ONE SHARE OF THE OTHER UNDERLYING. ANY PAYMENT ON THE SECURITIES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF JPMORGAN FINANCIAL AND JPMORGAN CHASE & CO. IF JPMORGAN FINANCIAL AND JPMORGAN CHASE & CO. WERE TO DEFAULT ON THEIR PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

What Are the Tax Consequences of the Securities?

You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. UBS-1-I. The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of Securities.

Based on current market conditions, in the opinion of our special tax counsel it is reasonable to treat the Securities as “open transactions” that are not debt instruments for U.S. federal income tax purposes, as more fully described in “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Notes Treated as Open Transactions That Are Not Debt Instruments” in the accompanying product supplement. Assuming this treatment is respected, subject to the possible application of the “constructive ownership” rules, the gain or loss on your Securities should be treated as long-term capital gain or loss if you hold your Securities for more than a year, whether or not you are an initial purchaser of Securities at the issue price. The Securities could be treated as “constructive ownership transactions” within the meaning of Section 1260 of the Code, in which case any gain recognized in respect of the Securities that would otherwise be long-term capital gain and that was in excess of the “net underlying long-term capital gain” (as defined in Section 1260) would be treated as ordinary income, and a notional interest charge would apply as if that income had accrued for tax purposes at a constant yield over your holding period for the Securities. In addition, long-term capital gain that you would otherwise recognize in respect of your Securities up to the amount of the “net underlying long-term capital gain” could, if you are an individual or other non-corporate investor, be subject to tax at the higher rates applicable to “collectibles” instead of the general rates that apply to long-term capital gain. Our special tax counsel has not expressed an opinion with respect to whether the constructive ownership rules apply to the Securities. Accordingly, U.S. Holders should consult their tax advisers regarding the potential application of the constructive ownership rules.

The IRS or a court may not respect the treatment of the Securities described above, in which case the timing and character of any income or loss on your Securities could be materially and adversely affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the constructive ownership regime described above. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the Securities, including the potential application of the constructive ownership rules, possible alternative treatments and the issues presented by this notice.

Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax (unless an income tax treaty applies) on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. Section 871(m) provides certain exceptions to this withholding regime, including for instruments linked to certain broad-based indices that meet requirements set forth in the applicable Treasury regulations. Additionally, a recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2027 that do not have a delta of one with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on certain determinations made by us, we expect that Section 871(m) will not apply to the Securities with regard to Non-U.S. Holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If necessary, further information regarding the potential application of Section 871(m) will be provided in the pricing supplement for the Securities. You should consult your tax adviser regarding the potential application of Section 871(m) to the Securities.

Key Risks

An investment in the Securities involves significant risks. Investing in the Securities is not equivalent to investing directly in either or both of the Underlyings. These risks are explained in more detail in the “Risk Factors” sections of the accompanying prospectus supplement and the accompanying product supplement and in Annex A to the accompanying prospectus addendum. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Securities.

Risks Relating to the Securities Generally

t	Your Investment in the Securities May Result in a Loss — The Securities differ from ordinary debt securities in that we will not necessarily repay the full principal amount of the Securities. If the Underlying Return of either Underlying is negative, we will pay you the principal amount of your Securities in cash only if the Final Value of each Underlying has not declined below its Downside Threshold. If the Underlying Return of either Underlying is negative and the Final Value of either Underlying is less than its Downside Threshold, you will lose 1% of your principal amount for every 1% that the Lesser Performing Underlying has declined by more than the Buffer. Accordingly, you could lose up to 85% of your principal amount at maturity.
t	Credit Risks of JPMorgan Financial and JPMorgan Chase & Co. — The Securities are unsecured and unsubordinated debt obligations of the Issuer, JPMorgan Chase Financial Company LLC, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co. The Securities will rank pari passu with all of our other unsecured and unsubordinated obligations, and the related guarantee by JPMorgan Chase & Co. will rank pari passu with all of JPMorgan Chase & Co.’s other unsecured and unsubordinated obligations. The Securities and related guarantees are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including any repayment of principal, depends on the ability of JPMorgan Financial and JPMorgan Chase & Co. to satisfy their obligations as they come due. As a result, the actual and perceived creditworthiness of JPMorgan Financial and JPMorgan Chase & Co. may affect the market value of the Securities and, in the event JPMorgan Financial and JPMorgan Chase & Co. were to default on their obligations, you may not receive any amounts owed to you under the terms of the Securities and you could lose your entire investment.
t	As a Finance Subsidiary, JPMorgan Financial Has No Independent Operations and Limited Assets — As a finance subsidiary of JPMorgan Chase & Co., we have no independent operations beyond the issuance and administration of our securities and the collection of intercompany obligations. Aside from the initial capital contribution from JPMorgan Chase & Co., substantially all of our assets relate to obligations of JPMorgan Chase & Co. to make payments under loans made by us to JPMorgan Chase & Co. or under other intercompany agreements. As a result, we are dependent upon payments from JPMorgan Chase & Co. to meet our obligations under the Securities. We are not a key operating subsidiary of JPMorgan Chase & Co. and in a bankruptcy or resolution of JPMorgan Chase & Co. we are not expected to have sufficient resources to meet our obligations in respect of the Securities as they come due. If JPMorgan Chase & Co. does not make payments to us and we are unable to make payments on the Securities, you may have to seek payment under the related guarantee by JPMorgan Chase & Co., and that guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co. For more information, see the accompanying prospectus addendum.
t	Because the Securities Are Linked to the Lesser Performing Underlying, You Are Exposed to Greater Risks of Sustaining a Significant Loss on Your Investment at Maturity Than If the Securities Were Linked to a Single Underlying — The risk that you will lose some or most of your initial investment in the Securities at maturity is greater if you invest in the Securities as opposed to substantially similar securities that are linked to the performance of a single Underlying. With two Underlyings, it is more likely that the closing price of one share of either Underlying will be less than its Downside Threshold on the Final Valuation Date. Therefore it is more likely that you will suffer a significant loss on your investment at maturity. In addition, the performance of the Underlyings may not be correlated or may be negatively correlated.

The lower the correlation between two Underlyings, the greater the potential for one of those Underlyings to close below its Downside Threshold on the Final Valuation Date.  Although the correlation of the Underlyings’ performance may change over the term of the Securities, the Upside Gearing is determined, in part, based on the correlation of the Underlyings’ performance, as calculated using internal models of our affiliates at the time when the terms of the Securities are finalized.  A higher Upside Gearing is generally associated with lower correlation of the Underlyings, which reflects a greater potential for a loss of principal at maturity.  The correlation referenced in setting the terms of the Securities is calculated using internal models of our affiliates and is not derived from the returns of the Underlyings over the period set forth under “Correlation of the Underlyings” below.  In addition, other factors and inputs other than correlation may impact how the terms of the Securities are set and the performance of the Securities.

t	You Are Exposed to the Risk of Decline in the Price of One Share of Each Underlying — Your return on the Securities and your payment at maturity is not linked to a basket consisting of the Underlyings. Your payment at maturity is contingent upon the performance of each individual Underlying such that you will be equally exposed to the risks related to either of the Underlyings. In addition, the performance of the Underlyings may not be correlated. Poor performance by either of the Underlyings over the term of the Securities may negatively affect your payment at maturity and will not be offset or mitigated by positive performance by the other Underlying. Accordingly, your investment is subject to the risk of decline in the price of one share of each Underlying.
t	Your Payment at Maturity Will Be Determined by the Lesser Performing Underlying — Because the payment at maturity will be determined based on the performance of the Lesser Performing Underlying, you will not benefit from the performance of the other Underlying. Accordingly, if the Final Value of either Underlying is less than its Downside Threshold, you will lose some or most of your principal amount at maturity, even if the Final Value of the other Underlying is greater than or equal to its Initial Value.
t	The Upside Gearing Applies Only If You Hold the Securities to Maturity — You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, if any, the price you receive likely will not reflect the full economic value of the Upside Gearing or the Securities themselves, and the return you realize may be less than the product of the performance of the Lesser Performing Underlying and the Upside Gearing and may be less than the Lesser Performing Underlying’s return, even if that return is positive. You can receive the full benefit of the Upside Gearing only if you hold your Securities to maturity..
t	The Downside Market Exposure to the Underlyings Is Buffered Only If You Hold the Securities to Maturity — You should be willing to hold your Securities to maturity. If you are able to sell your Securities in the secondary market, if any, prior to maturity, you may have to sell them at a loss relative to your initial investment even if the closing price of one share of each Underlying is above its Downside Threshold. If you hold the Securities to maturity, JPMorgan Financial will repay your principal amount as long as the Final Value of each Underlying is not below its Downside Threshold. However, if the Underlying Return of either Underlying is negative and the Final Value of either Underlying is less than its Downside Threshold, JPMorgan Financial will repay less than your principal amount at maturity, resulting in a loss of 1% of your principal amount for every 1% that the Lesser Performing Underlying has declined by more than the Buffer.
t	No Interest Payments — JPMorgan Financial will not make any interest payments to you with respect to the Securities.
t	The Probability That the Final Value of Either Underlying Will Fall Below Its Downside Threshold on the Final Valuation Date Will Depend on the Volatility of That Underlying — “Volatility” refers to the frequency and magnitude of changes in the price of one share of an Underlying. Greater expected volatility with respect to an Underlying reflects a higher expectation as of the Trade Date that an Underlying could close below its Downside Threshold on the Final Valuation Date, resulting in the loss of some or most of your investment. However, an Underlying’s volatility can change significantly over the term of the Securities. The price of one share of an Underlying could fall sharply, which could result in a significant loss of principal.
t	Investing in the Securities Is Not Equivalent to Investing in the Underlyings or the Commodities Held by the SPDR® Gold Trust or the Equity Securities Held by the SPDR® S&P 500® ETF Trust — Investing in the Securities is not equivalent to investing in the Underlyings or the commodities held by the SPDR® Gold Trust or the equity securities held by the SPDR® S&P 500® ETF Trust. As an investor in the Securities, you will not have any ownership interest or rights in the Underlyings or the commodities held by the SPDR® Gold Trust or the equity securities held by the SPDR® S&P 500® ETF Trust, such as voting rights, dividend payments or other distributions.
t	Your Return on the Securities Will Not Reflect Dividends on the SPDR® S&P 500® ETF Trust or the Equity Securities Held by the SPDR® S&P 500® ETF Trust — Your return on the Securities will not reflect the return you would realize if you actually owned the SPDR® S&P 500® ETF Trust or the equity securities held by the SPDR® S&P 500® ETF Trust and received the dividends on the SPDR® S&P 500® ETF Trust or those equity securities. This is because the calculation agent will calculate the amount payable to you at maturity of the Securities by reference to the Final Value of each Underlying, which reflects the closing price of one share of each Underlying on the Final Valuation Date, without taking into consideration, with respect to the SPDR® S&P 500® ETF Trust, the value of dividends on the SPDR® S&P 500® ETF Trust or the equity securities held by the SPDR® S&P 500® ETF Trust.
t	Lack of Liquidity — The Securities will not be listed on any securities exchange. JPMS intends to offer to purchase the Securities in the secondary market, but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily. Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which JPMS is willing to buy the Securities.
t	Tax Treatment — Significant aspects of the tax treatment of the Securities are uncertain. You should consult your tax adviser about your tax situation.
t	The Final Terms and Valuation of the Securities Will Be Finalized on the Trade Date and Provided in the Pricing Supplement — The final terms of the Securities will be based on relevant market conditions when the terms of the Securities are set and will be finalized on the Trade Date and provided in the pricing supplement. In particular, each of the estimated value of the Securities and the Upside Gearing will be finalized on the Trade Date and provided in the pricing supplement, and each may be as low as the applicable minimum set forth on the cover of this pricing supplement. Accordingly, you should consider your potential investment in the Securities based on the minimums for the estimated value of the Securities and the Upside Gearing.

Risks Relating to Conflicts of Interest

t	Potential Conflicts — We and our affiliates play a variety of roles in connection with the issuance of the Securities, including acting as calculation agent and hedging our obligations under the Securities and making the assumptions used to determine the pricing of the Securities and the estimated value of the Securities when the terms of the Securities are set, which we refer to as the estimated value of the Securities. In performing these duties, our and JPMorgan Chase & Co.’s economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Securities. In addition, our and JPMorgan Chase & Co.’s business activities, including hedging and trading activities, could cause our and JPMorgan Chase & Co.’s economic interests to be adverse to yours and could adversely affect any payment on the Securities and the value of the Securities. It is possible that hedging or trading activities of ours or our affiliates in connection with the Securities could result in substantial returns for us or our affiliates while the value of the Securities declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement for additional information about these risks.

In addition, the benchmark price of the SPDR® Gold Trust’s Underlying Commodity (as defined under “The Underlyings” below) is administered by the London Bullion Market Association (“LBMA”) or an independent service provider appointed by the LBMA, and we are, or one of our affiliates is, a price participant that contributes to the determination of that price. Furthermore, our affiliate is the custodian of the SPDR® Gold Trust. We and our affiliates will have no obligation to consider your interests as a holder of the Securities in taking any actions in connection with our roles as a price participant and a custodian that might affect the SPDR® Gold Trust or the Securities.

t	Potentially Inconsistent Research, Opinions or Recommendations by JPMS, UBS or Their Affiliates — JPMS, UBS or their affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the

Securities, and that may be revised at any time. Any such research, opinions or recommendations may or may not recommend that investors buy or hold investments linked to either Underlying and could affect the price of one share of an Underlying, and therefore the market value of the Securities.
t	Potential JPMorgan Financial Impact on the Price of One Share of an Underlying — Trading or transactions by JPMorgan Financial or its affiliates in an Underlying and/or over-the-counter options, futures or other instruments with returns linked to the performance of an Underlying may adversely affect the price of one share of that Underlying and, therefore, the market value of the Securities.

Risks Relating to the Estimated Value and Secondary Market Prices of the Securities

t	The Estimated Value of the Securities Will Be Lower Than the Original Issue Price (Price to Public) of the Securities — The estimated value of the Securities is only an estimate determined by reference to several factors. The original issue price of the Securities will exceed the estimated value of the Securities because costs associated with selling, structuring and hedging the Securities are included in the original issue price of the Securities. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Securities and the estimated cost of hedging our obligations under the Securities. See “The Estimated Value of the Securities” in this pricing supplement.
t	The Estimated Value of the Securities Does Not Represent Future Values of the Securities and May Differ from Others’ Estimates — The estimated value of the Securities is determined by reference to internal pricing models of our affiliates when the terms of the Securities are set. This estimated value of the Securities is based on market conditions and other relevant factors existing at that time and assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for the Securities that are greater than or less than the estimated value of the Securities. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the Securities could change significantly based on, among other things, changes in market conditions, our or JPMorgan Chase & Co.’s creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy Securities from you in secondary market transactions. See “The Estimated Value of the Securities” in this pricing supplement.
t	The Estimated Value of the Securities Is Derived by Reference to an Internal Funding Rate — The internal funding rate used in the determination of the estimated value of the Securities may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the Securities as well as the higher issuance, operational and ongoing liability management costs of the Securities in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the Securities. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the Securities and any secondary market prices of the Securities. See “The Estimated Value of the Securities” in this pricing supplement.
t	The Value of the Securities as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Securities for a Limited Time Period — We generally expect that some of the costs included in the original issue price of the Securities will be partially paid back to you in connection with any repurchases of your Securities by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include selling commissions, projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our internal secondary market funding rates for structured debt issuances. See “Secondary Market Prices of the Securities” in this pricing supplement for additional information relating to this initial period. Accordingly, the estimated value of your Securities during this initial period may be lower than the value of the Securities as published by JPMS (and which may be shown on your customer account statements).
t	Secondary Market Prices of the Securities Will Likely Be Lower Than the Original Issue Price of the Securities — Any secondary market prices of the Securities will likely be lower than the original issue price of the Securities because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and, also, because secondary market prices may exclude selling commissions, projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the Securities. As a result, the price, if any, at which JPMS will be willing to buy Securities from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the Maturity Date could result in a substantial loss to you. See the immediately following risk factor for information about additional factors that will impact any secondary market prices of the Securities.

The Securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Securities to maturity. See “— Risks Relating to the Securities Generally — Lack of Liquidity” above.

t	Many Economic and Market Factors Will Impact the Value of the Securities — As described under “The Estimated Value of the Securities” in this pricing supplement, the Securities can be thought of as securities that combine a fixed-income debt component with one or more derivatives. As a result, the factors that influence the values of fixed-income debt and derivative instruments will also influence the terms of the Securities at issuance and their value in the secondary market. Accordingly, the secondary market price of the Securities during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the prices of one share of the Underlyings, including:
t	any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads;
t	customary bid-ask spreads for similarly sized trades;

t	our internal secondary market funding rates for structured debt issuances;
t	the actual and expected volatility in the prices of one share of the Underlyings;
t	supply and demand trends for the SPDR® Gold Trust’s Underlying Commodity;
t	the time to maturity of the Securities;
t	the dividend rates on the SPDR® S&P 500® ETF Trust and the equity securities held by the SPDR® S&P 500® ETF Trust;
t	the occurrence of certain events affecting an Underlying that may or may not require an adjustment to the closing price and the Share Adjustment Factor of that Underlying;
t	the actual and expected positive or negative correlation between the Underlyings, or the actual or expected absence of any such correlation;
t	interest and yield rates in the market generally; and
t	a variety of other economic, financial, political, regulatory, geographical and judicial events.

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the Securities, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the Securities, if any, at which JPMS may be willing to purchase your Securities in the secondary market.

Risks Relating to the Underlyings

♦	JPMorgan Chase & Co. Is Currently One of the Companies That Make Up the SPDR® S&P 500® ETF Trust and Its Underlying Index — JPMorgan Chase & Co. is currently one of the companies that make up the SPDR® S&P 500® ETF Trust and its Underlying Index (as defined under “The Underlyings” below). JPMorgan Chase & Co. will not have any obligation to consider your interests as a holder of the Securities in taking any corporate action that might affect the price of the SPDR® S&P 500® ETF Trust or the level of its Underlying Index.
♦	No Affiliation with the Underlyings or the Issuers of the Equity Securities Held by the SPDR® S&P 500® ETF Trust — We are not affiliated with the Underlyings or, to our knowledge, the issuers of the equity securities held by the SPDR® S&P 500® ETF Trust. We have not independently verified the information about the Underlyings or the issuers of the equity securities held by the SPDR® S&P 500® ETF Trust contained in this pricing supplement. You should make your own investigation into the Underlyings and the issuers of the equity securities held by the SPDR® S&P 500® ETF Trust. We are not responsible for the public disclosure of information by the Underlyings or the issuers of the equity securities held by the SPDR® S&P 500® ETF Trust, whether contained in SEC filings or otherwise.
♦	The SPDR® Gold Trust Is Not an Investment Company or Commodity Pool and Will Not Be Subject to Regulation Under the Investment Company Act of 1940, as Amended, or the Commodity Exchange Act — Accordingly, you will not benefit from any regulatory protections afforded to persons who invest in regulated investment companies or commodity pools.
♦	There Are Risks Associated with the Underlyings — Although shares of the Underlyings are listed for trading on a securities exchange and a number of similar products have been trading on a securities exchange for varying periods of time, there is no assurance that an active trading market will continue for the shares of the Underlyings or that there will be liquidity in the trading market. The SPDR® S&P 500® ETF Trust is subject to management risk, which is the risk that the investment strategies of the SPDR® S&P 500® ETF Trust’s investment adviser, the implementation of which is subject to a number of constraints, may not produce the intended results. These constraints could adversely affect the market price of the shares of the SPDR® S&P 500® ETF Trust, and consequently, the value of the Securities.
♦	The Performance and Market Value of Each Underlying, Particularly During Periods of Market Volatility, May Not Correlate with the Performance of That Underlying’s Underlying Commodity or Underlying Index, as Applicable, as well as the Net Asset Value per Share — The SPDR® Gold Trust does not fully replicate the performance of its Underlying Commodity due to the fees and expenses charged by the SPDR® Gold Trust or by restrictions on access to its Underlying Commodity due to other circumstances. The SPDR® Gold Trust does not generate any income, and as the SPDR® Gold Trust regularly sells its Underlying Commodity to pay for ongoing expenses, the amount of its Underlying Commodity represented by each share gradually declines over time. The SPDR® Gold Trust sells its Underlying Commodity to pay expenses on an ongoing basis irrespective of whether the trading price of the shares rises or falls in response to changes in the price of its Underlying Commodity. The sale by the SPDR® Gold Trust of its Underlying Commodity to pay expenses at a time of low prices for its Underlying Commodity could adversely affect the value of the Securities. Additionally, there is a risk that part or all of the SPDR® Gold Trust’s holdings in its Underlying Commodity could be lost, damaged or stolen. Access to the SPDR® Gold Trust’s Underlying Commodity could also be restricted by natural events (such as an earthquake) or human actions (such as a terrorist attack). All of these factors may lead to a lack of correlation between the performance of the SPDR® Gold Trust and its Underlying Commodity. In addition, because the shares of the SPDR® Gold Trust are traded on a securities exchange and are subject to market supply and investor demand, the market value of one share of the SPDR® Gold Trust may differ from the net asset value per share of the SPDR® Gold Trust.

In addition, the SPDR® S&P 500® ETF Trust does not fully replicate its Underlying Index and may hold securities different from those included in its Underlying Index. In addition, the performance of the SPDR® S&P 500® ETF Trust will reflect additional transaction costs and fees that are not included in the calculation of its Underlying Index. All of these factors may lead to a lack of correlation between the performance of the SPDR® S&P 500® ETF Trust and its Underlying Index. In addition, corporate actions with respect to the equity securities underlying the SPDR® S&P 500® ETF Trust (such as mergers and spin-offs) may impact the variance between the performances of the SPDR® S&P 500® ETF Trust and its Underlying Index. Finally, because the shares of the SPDR® S&P 500® ETF Trust are traded on a securities exchange and are subject to market supply and investor demand, the market value of one share of the SPDR® S&P 500® ETF Trust may differ from the net asset value per share of the SPDR® S&P 500® ETF Trust.

During periods of market volatility, the Underlying Commodity of the SPDR® Gold Trust or the securities underlying the SPDR® S&P 500® ETF Trust may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of an Underlying and the liquidity of an Underlying may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares of an Underlying. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of an Underlying. As a result, under these circumstances, the market value of shares of an Underlying may vary substantially from the net asset value per share of that Underlying. For all of the foregoing reasons, the performance of each Underlying may not correlate with the performance of its Underlying Commodity or Underlying Index, as applicable, as well as the net asset value per share of that Underlying, which could materially and adversely affect the value of the Securities in the secondary market and/or reduce any payment on the Securities.

t	Risks Associated with Gold with Respect to the SPDR® Gold Trust — The investment objective of the SPDR® Gold Trust is to reflect the performance of the price of gold bullion, less the expenses of the SPDR® Gold Trust’s operations. The price of gold is primarily affected by the global demand for and supply of gold. The market for gold bullion is global, and gold prices are subject to volatile price movements over short periods of time and are affected by numerous factors, including macroeconomic factors, such as the structure of and confidence in the global monetary system, expectations regarding the future rate of inflation, the relative strength of, and confidence in, the U.S. dollar (the currency in which the price of gold is usually quoted), interest rates, gold borrowing and lending rates and global or regional economic, financial, political, regulatory, judicial or other events. Gold prices may be affected by industry factors, such as industrial and jewelry demand as well as lending, sales and purchases of gold by the official sector, including central banks and other governmental agencies and multilateral institutions that hold gold. Additionally, gold prices may be affected by levels of gold production, production costs and short-term changes in supply and demand due to trading activities in the gold market. From time to time, above-ground inventories of gold may also influence the market. It is not possible to predict the aggregate effect of all or any combination of these factors. The price of gold has recently been, and may continue to be, extremely volatile.
t	Risks Relating to Commodities Trading on the LBMA with Respect to the SPDR® Gold Trust — The investment objective of the SPDR® Gold Trust is to reflect the performance of the price of gold bullion, less the expenses of the SPDR® Gold Trust’s operations. The price of gold is determined by the LBMA or an independent service provider appointed by the LBMA. The LBMA is a self-regulatory association of bullion market participants. Although all market-making members of the LBMA are supervised by the Bank of England and are required to satisfy a capital adequacy test, the LBMA itself is not a regulated entity. If the LBMA should cease operations, or if bullion trading should become subject to a value added tax or other tax or any other form of regulation currently not in place, the role of the LBMA gold price as a global benchmark for the value of gold may be adversely affected. The LBMA is a principals' market, which operates in a manner more closely analogous to an over-the-counter physical commodity market than regulated futures markets, and certain features of U.S. futures contracts are not present in the context of LBMA trading. For example, there are no daily price limits on the LBMA which would otherwise restrict fluctuations in the prices of LBMA contracts. In a declining market, it is possible that prices would continue to decline without limitation within a trading day or over a period of trading days. The LBMA may alter, discontinue or suspend calculation or dissemination of the LBMA gold price, which could adversely affect the value of the Securities. The LBMA, or an independent service provider appointed by the LBMA, will have no obligation to consider your interests in calculating or revising the LBMA gold price.
t	Single Commodity Prices Tend to Be More Volatile Than, and May Not Correlate with, the Prices of Commodities Generally — The SPDR® Gold Trust is linked to a single commodity and not to a diverse basket of commodities or a broad-based commodity index. The SPDR® Gold Trust’s Underlying Commodity may not correlate to the price of commodities generally and may diverge significantly from the prices of commodities generally. As a result, the Securities carry greater risk and may be more volatile than Securities linked to the prices of more commodities or a broad-based commodity index.
♦	Anti-Dilution Protection Is Limited — Although the calculation agent will adjust the closing price and the Share Adjustment Factor of each Underlying for certain events affecting that Underlying, the calculation agent is not required to make an adjustment for every event that can affect that Underlying. If an event occurs that does not require the calculation agent to make these adjustments, the market value of your Securities and any payment on the Securities may be materially and adversely affected.

Hypothetical Examples and Return Table

Hypothetical terms only. Actual terms may vary. See the cover page for actual offering terms.

The following table and hypothetical examples below illustrate the payment at maturity per $10.00 principal amount Security for a hypothetical range of Lesser Performing Underlying Returns from -100.00% to +100.00% on an offering of the Securities linked to two hypothetical Underlyings and assume a hypothetical Initial Value for the Lesser Performing Underlying of $100, a hypothetical Downside Threshold for the Lesser Performing Underlying of $90, a hypothetical Upside Gearing of 1.10 and a hypothetical Buffer of 10%. The hypothetical Initial Value for the Lesser Performing Underlying of $100 has been chosen for illustrative purposes only and may not represent a likely actual Initial Value for either Underlying. The actual Initial Value and Downside Threshold of each Underlying will be based on the closing price of one share of that Underlying on the Trade Date and will be provided in the pricing supplement. For historical data regarding the actual closing prices of one share of the Underlyings, please see the historical information set forth under the sections titled “The SPDR® Gold Trust” and “The SPDR® S&P 500® ETF Trust” below. The actual Buffer is specified on the cover of this pricing supplement. The actual Upside Gearing will be finalized on the Trade Date and provided in the pricing supplement. The hypothetical payment at maturity examples set forth below are for illustrative purposes only and may not be the actual returns applicable to a purchaser of the Securities. The actual payment at maturity may be more or less than the amounts displayed below and will be determined based on the actual terms of the Securities, including the Initial Values, the Downside Thresholds, the Buffer and the Upside Gearing to be finalized on the Trade Date and provided in the pricing supplement and the Final Values on the Final Valuation Date. You should consider carefully whether the Securities are suitable to your investment goals. The numbers appearing in the table below have been rounded for ease of analysis.

Final Value of the Lesser Performing Underlying	Lesser Performing Underlying Return (%)	Payment at Maturity ($)	Return at Maturity per $10.00 issue price (%)
$200.00	100.00%	$21.00	110.00%
$190.00	90.00%	$19.90	99.00%
$180.00	80.00%	$18.80	88.00%
$170.00	70.00%	$17.70	77.00%
$160.00	60.00%	$16.60	66.00%
$150.00	50.00%	$15.50	55.00%
$140.00	40.00%	$14.40	44.00%
$130.00	30.00%	$13.30	33.00%
$120.00	20.00%	$12.20	22.00%
$110.00	10.00%	$11.10	11.00%
$105.00	5.00%	$10.55	5.50%
$100.00	0.00%	$10.00	0.00%
$95.00	-5.00%	$10.00	0.00%
$90.00	-10.00%	$10.00	0.00%
$80.00	-20.00%	$9.00	-10.00%
$70.00	-30.00%	$8.00	-20.00%
$60.00	-40.00%	$7.00	-30.00%
$50.00	-50.00%	$6.00	-40.00%
$40.00	-60.00%	$5.00	-50.00%
$30.00	-70.00%	$4.00	-60.00%
$20.00	-80.00%	$3.00	-70.00%
$10.00	-90.00%	$2.00	-80.00%
$0.00	-100.00%	$1.00	-90.00%

Example 1 — The price of one share of the Lesser Performing Underlying increases by 10% from its Initial Value of $100 to a Final Value of $110. Because the Lesser Performing Underlying Return is 10%, at maturity, JPMorgan Financial will pay you your principal amount plus a return equal to the Lesser Performing Underlying Return times the Upside Gearing, resulting in a payment at maturity of $11.10 per $10 principal amount Security, calculated as follows:

$10.00 + ($10.00 × Lesser Performing Underlying Return × Upside Gearing)
$10.00 + ($10.00 × 10.00% × 1.10) = $11.10

Example 2 — The price of one share of the Lesser Performing Underlying decreases by 5% from its Initial Value of $100 to a Final Value of $95. Because the Lesser Performing Underlying Return is negative and the Final Value of the Lesser Performing Underlying is greater than or equal to its Downside Threshold, at maturity, JPMorgan Financial will repay your principal amount of $10.00 per $10 principal amount Security.

Example 3 — The price of one share of the Lesser Performing Underlying decreases by 60% from its Initial Value of $100 to a Final Value of $40. Because the Lesser Performing Underlying Return is -60% and the Final Value of the Lesser Performing Underlying is less than its Downside Threshold of $90, at maturity, JPMorgan Financial will pay you a payment at maturity of $5.00 per $10 principal amount Security, calculated as follows:

$10.00 + [$10.00 × (Lesser Performing Underlying Return + Buffer)]
$10.00 + [$10.00 × (-60.00% + 10.00%)] = $5.00

If the Lesser Performing Underlying Return is negative and the Final Value of the Lesser Performing Underlying is less than its Downside Threshold, investors will lose 1% of their principal amount for every 1% that the Lesser Performing Underlying has declined in excess of the Buffer. Investors could lose up to 90% of their principal amount.

The hypothetical returns and hypothetical payments on the Securities shown above apply only if you hold the Securities for their entire term. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

The Underlyings

Included on the following pages is a brief description of the Underlyings. This information has been obtained from publicly available sources, without independent verification. We obtained the closing price information set forth below from the Bloomberg Professional® service (“Bloomberg”), without independent verification. You should not take the historical values of either Underlying as an indication of future performance.

The SPDR® Gold Trust

The SPDR® Gold Trust is an investment trust sponsored by World Gold Trust Services, LLC. The investment objective of the SPDR® Gold Trust is for its shares to reflect the performance of the price of gold bullion, less the expenses of the SPDR® Gold Trust’s operations. The SPDR® Gold Trust holds gold bars. We refer to gold as the Underlying Commodity with respect to the SPDR® Gold Trust. For additional information about the SPDR® Gold Trust, see “Fund Descriptions — The SPDR® Gold Trust” in the accompanying underlying supplement.

Historical Information Regarding the SPDR® Gold Trust

The graph below illustrates the daily performance of the SPDR® Gold Trust from January 2, 2015 through October 20, 2025, based on information from Bloomberg, without independent verification. The closing price of one share of the SPDR® Gold Trust on October 20, 2025 was $403.15. The actual Initial Value of the SPDR® Gold Trust will be the closing price of one share of the SPDR® Gold Trust on the Trade Date. We obtained the closing prices of one share of the SPDR® Gold Trust above and below from Bloomberg, without independent verification. The closing prices above and below may have been adjusted by Bloomberg for certain actions, such as stock splits.

The dotted line represents a hypothetical Downside Threshold of $342.68, equal to 85% of the closing price of one share of the SPDR® Gold Trust on October 20, 2025. The actual Downside Threshold will be based on the Initial Value of the SPDR® Gold Trust on the Trade Date and provided in the pricing supplement.

Past performance of the SPDR® Gold Trust is not indicative of the future performance of the SPDR® Gold Trust.

The historical performance of the SPDR® Gold Trust should not be taken as an indication of future performance, and no assurance can be given as to the closing price of share of the SPDR® Gold Trust on the Trade Date or the Final Valuation Date. There can be no assurance that the performance of the SPDR® Gold Trust will result in the return of any of your principal amount.

The SPDR® S&P 500® ETF Trust

The SPDR® S&P 500® ETF Trust is a registered investment company whose trust units represent an undivided ownership interest in a portfolio of all, or substantially all, of the common stocks of the S&P 500® Index. The SPDR® S&P 500® ETF Trust seeks to provide investment results that, before expenses, generally correspond to the price and yield performance of the S&P 500® Index, which we refer to as the Underlying Index with respect to the SPDR® S&P 500® ETF Trust. The S&P 500® Index consists of stocks of 500 companies selected to provide a performance benchmark for the U.S. equity markets. For additional information about the SPDR® S&P 500® ETF Trust, see “Fund Descriptions — The SPDR® S&P 500 ETF® Trust” in the accompanying underlying supplement.

Historical Information Regarding the SPDR® S&P 500® ETF Trust

The graph below illustrates the daily performance of the SPDR® S&P 500® ETF Trust from January 2, 2015 through October 20, 2025, based on information from Bloomberg, without independent verification. The closing price of one share of the SPDR® S&P 500® ETF Trust on October 20, 2025 was $671.30. The actual Initial Value of the SPDR® S&P 500® ETF Trust will be the closing price of one share of the SPDR® S&P 500® ETF Trust on the Trade Date. We obtained the closing prices of one share of the SPDR® S&P 500® ETF Trust above and below from Bloomberg, without independent verification. The closing prices above and below may have been adjusted by Bloomberg for certain actions, such as stock splits.

The dotted line represents a hypothetical Downside Threshold of $570.61, equal to 85% of the closing price of one share of the SPDR® S&P 500® ETF Trust on October 20, 2025. The actual Downside Threshold will be based on the Initial Value of the SPDR® S&P 500® ETF Trust on the Trade Date and provided in the pricing supplement.

Past performance of the SPDR® S&P 500® ETF Trust is not indicative of the future performance of the SPDR® S&P 500® ETF Trust.

The historical performance of the SPDR® S&P 500® ETF Trust should not be taken as an indication of future performance, and no assurance can be given as to the closing price of one share of the SPDR® S&P 500® ETF Trust on the Trade Date or the Final Valuation Date. There can be no assurance that the performance of the SPDR® S&P 500® ETF Trust will result in the return of any of your principal amount.

Correlation of the Underlyings

The graph below illustrates the daily performance of the SPDR® Gold Trust and the SPDR® S&P 500® ETF Trust from January 2, 2015 through October 20, 2025. For comparison purposes, each Underlying has been normalized to have a closing price of one share of $100.00 on January 2, 2015 by dividing the closing price of one share of that Underlying on each day by the closing price of one share of that Underlying on January 2, 2015 and multiplying by 100.00. We obtained the closing prices used to determine the normalized closing prices set forth below from Bloomberg, without independent verification.

Past performance of the Underlyings is not indicative of the future performance of the Underlyings.

The correlation of a pair of Underlyings represents a statistical measurement of the degree to which the returns of those Underlyings were similar to each other over a given period in terms of timing and direction.  The correlation between a pair of Underlyings is scaled from 1.0 to -1.0, with 1.0 indicating perfect positive correlation (i.e., the value of both Underlyings are increasing together or decreasing together and the ratio of their returns has been constant), 0 indicating no correlation (i.e., there is no statistical relationship between the returns of that pair of Underlyings) and -1.0 indicating perfect negative correlation (i.e., as the value of one Underlying increases, the value of the other Underlying decreases and the ratio of their returns has been constant).

The closer the relationship of the returns of a pair of Underlyings over a given period, the more positively correlated those Underlyings are.  The graph above illustrates the historical performance of each Underlying relative to each other over the time period shown and provides an indication of how close the relative performance of each Underlying has historically been to the other Underlying.

The lower (or more negative) the correlation between the Underlyings, the less likely it is that the Underlyings will move in the same direction and, therefore, the greater the potential for one of the Underlyings to close below its Downside Threshold on the Final Valuation Date.  This is because the less positively correlated the Underlyings are, the greater the likelihood that at least one of the Underlyings will decrease in value.  However, even if the Underlyings have a higher positive correlation, one or both of the Underlyings might close below its Downside Threshold on the Final Valuation Date, as both of the Underlyings may decrease in value together.

Although the correlation of the Underlyings’ performance may change over the term of the Securities, the Upside Gearing is determined, in part, based on the correlation of the Underlyings’ performance calculated using internal models of our affiliates at the time when the terms of the Securities are finalized.  A higher Upside Gearing is generally associated with lower correlation of the Underlyings, which reflects a greater potential for a loss of principal at maturity.  The correlation referenced in setting the terms of the Securities is calculated using internal models of our affiliates and is not derived from the returns of the Underlyings over the period set forth above.  In addition, other factors and inputs other than correlation may impact how the terms of the Securities are set and the performance of the Securities.

Supplemental Plan of Distribution

We and JPMorgan Chase & Co. have agreed to indemnify UBS and JPMS against liabilities under the Securities Act of 1933, as amended, or to contribute to payments that UBS may be required to make relating to these liabilities as described in the prospectus supplement and the prospectus. We will agree that UBS may sell all or a part of the Securities that it purchases from us to the public or its affiliates at the price to public indicated on the cover hereof.

Subject to regulatory constraints, JPMS intends to offer to purchase the Securities in the secondary market, but it is not required to do so.

We or our affiliates may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Securities, and JPMS and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions. See “Supplemental Use of Proceeds” in this pricing supplement and “Use of Proceeds and Hedging” in the accompanying product supplement.

The Estimated Value of the Securities

The estimated value of the Securities set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the Securities, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the Securities. The estimated value of the Securities does not represent a minimum price at which JPMS would be willing to buy your Securities in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the estimated value of the Securities may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding values of the Securities as well as the higher issuance, operational and ongoing liability management costs of the Securities in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the Securities. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the Securities and any secondary market prices of the Securities. For additional information, see “Key Risks — Risks Relating to the Estimated Value and Secondary Market Prices of the Securities — The Estimated Value of the Securities Is Derived by Reference to an Internal Funding Rate” in this pricing supplement. The value of the derivative or derivatives underlying the economic terms of the Securities is derived from internal pricing models of our affiliates. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the estimated value of the Securities is determined when the terms of the Securities are set based on market conditions and other relevant factors and assumptions existing at that time. See “Key Risks — Risks Relating to the Estimated Value and Secondary Market Prices of the Securities — The Estimated Value of the Securities Does Not Represent Future Values of the Securities and May Differ from Others’ Estimates” in this pricing supplement.

The estimated value of the Securities will be lower than the original issue price of the Securities because costs associated with selling, structuring and hedging the Securities are included in the original issue price of the Securities. These costs include the selling commissions paid to UBS, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Securities and the estimated cost of hedging our obligations under the Securities. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the Securities. See “Key Risks — Risks Relating to the Estimated Value and Secondary Market Prices of the Securities — The Estimated Value of the Securities Will Be Lower Than the Original Issue Price (Price to Public) of the Securities” in this pricing supplement.

Secondary Market Prices of the Securities

For information about factors that will impact any secondary market prices of the Securities, see “Key Risks — Risks Relating to the Estimated Value and Secondary Market Prices of the Securities — Secondary Market Prices of the Securities Will Be Impacted by Many Economic and Market Factors” in this pricing supplement. In addition, we generally expect that some of the costs included in the original issue price of the Securities will be partially paid back to you in connection with any repurchases of your Securities by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be up to seven months. The length of any such initial period reflects secondary market volumes for the Securities, the structure of the Securities, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the Securities and when these costs are incurred, as determined by our affiliates. See “Key Risks — Risks Relating to the Estimated Value and Secondary Market Prices of the Securities — The Value of the Securities as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Securities for a Limited Time Period” in this pricing supplement.

Supplemental Use of Proceeds

The Securities are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the Securities. See “Hypothetical Examples and Return Table” in this pricing supplement for an illustration of the risk-return profile of the Securities and “The Underlyings” in this pricing supplement for a description of the market exposure provided by the Securities.

The original issue price of the Securities is equal to the estimated value of the Securities plus the selling commissions paid to UBS, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Securities, plus the estimated cost of hedging our obligations under the Securities.